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                                                              Exhibit 10(lxxxix)

                             NACCO INDUSTRIES, INC.

                    1995 ANNUAL INCENTIVE COMPENSATION PLAN

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GENERAL
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        NACCO Industries, Inc. (the "Company") has established an Annual
Incentive Compensation Plan ("Plan") as part of a competitive compensation program for officers and key management employees of the Company.

PLAN OBJECTIVE
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        The Company desires to attract and retain talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to eam amual incentive compensation to those employees whose performance has a significant impact on the Company's short-term and long-term profitability.


ADMINISTRATION AND PARTICIPATION
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        The Plan is administered by the Nominating, Organization and
Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee:

        a.    May amend, modify, or discontinue the Plan.

        b. Will approve participation in the Plan. Participants will include all executive officers and certain key employees. However, the Committee may select any employee who has contributed significantly to the Company's profitability to participate in the Plan and receive an annual incentive compensation award.

        c. Will determine the annual performance criteria which generate the incentive compensation pool.

        d. Will determine the total amount of both the target and actual annual incentive compensation pool.

        e. Will approve individual incentive compensation awards to officers and key employees.

        f. May delegate to the Chief Executive Officer of the Company the approval of incentive compensation awards to employees below the officer level.





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        g.    May consider at the end of each year the award of a discretionary bonus amount to non-participants as an addition to the regular incentive compensation pool on a special one-time basis to motivate individuals not eligible to participate in the Plan.

        h. May approve a pro rata incentive compensation award for participants in the Plan whose employment is terminated (1) due to death, disability, retirement or facility closure, such award to be determined pursuant to the provisions of subparagraphs e. and f. above or (2) under other circumstances at the recommendation of the Chief Executive Officer of the Company.


DETERMINATION OF CORPORATE INCENTIVE COMPENSATION POOL
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        Each participant in the Plan will have an individual target incentive compensation percentage which is determined by the participant's salary level. This percentage is multiplied by the mid-point of the participant's salary range to determine his individual target incentive compensation award. The total of the target incentive compensation awards of all participants equals the target corporate incentive compensation pool ("Target Pool"). The Target Pool is approved each year by the Committee.

        The actual corporate incentive compensation pool ("Actual Pool") is determined at the end of each year based on the Company's actual performance against specific criteria established in the beginning of the year by the Committee. The Target Pool is adjusted upwards or downwards by corporate performance adjustment factors to determine the Actual Pool. In no event will the Actual Pool exceed 150% of the Target Pool, except to the extent that the Committee elects to increase the total of all individual incentive compensation awards to not more than 110% of the Actual Pool, as described below.

        It is the intent of the Plan that the Actual Pool, as determined above, will be the final total corporate incentive compensation pool. However, the Committee, in its sole discretion, may increase or decrease by up to 10% the Actual Pool or may approve an incentive compensation pool where there would normally be no pool due to Company performance which is below the criteria established for the year.


DETERMINATION OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS
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        Salary grades and the corresponding target incentive percentages for each participant in the plan will be established at the beginning of each year and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool factor. Such adjusted individual incentive compensation will then be further modified based on a Participant's performance as compared to his individual goals for the year.




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        The total of all individual incentive compensation awards must not exceed 110% of the Actual Pool for the year.

        a.  Example of Calculation for Determination of Actual Pool


                                                         Target          Actual            Achievement          Payout
Sub Pool Criteria                       Weighting      Performance     Performance         Percentage*        Percentage
-----------------                       ---------      -----------     -----------         -----------        ----------


                                                       Intentionally Omitted



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* Achievement % is determined by applying a different formula to the Actual
  Performance for each Sub Pool Criteria



        b. Example of Calculation for Determination of lndividual lncentive Compensation Awards

       John Doe               Base Pay $100,000
                              Annual Incentive Compensation Percentage 20%

       1.  Total Payout Percentage: 107.16% of Target
       2.  Individual Performance factor: 95.0%
       3.  107.16% x 95.0% =  101.80%
       4.  101.80% x 20% = 20.36% Adjusted Percentage
       5.  20.36% x $100,000 = $20,360 Individual Incentive Compensation Award


1995 PERFORMANCE TARGETS
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       See Plan Sumary.

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